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                                  EXHIBIT 10.21



                                LETTER AGREEMENT
                         BETWEEN GEORGE G. GRIFFIN, III
                              AND THE COMPANY DATED
                                  MAY 15, 1997













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                                  EXHIBIT 10.21





May 15,1997



Mr. George Griffin
2276 Lansing Wood
Germantown, TN 38139

Dear George:

After a thorough review of your qualifications, 1 am pleased to offer you the position of Chief Financial Officer of Sofamor Danek Group, Inc. This position will report to Jim Gallogly and assumes you will be available to begin full-time employment on or before August 1, 1997. The major points of the offer are outlined in the paragraphs below and reflect the verbal agreement we reached on May 12.

SALARY

Your bi-weekly salary will be $7,692.30. The salary will remain at this level unless increased by the Compensation Committee at that committee's annual review. This review process occurs in the fourth quarter of each year for compensation changes for the following year.

BONUS

As agreed, you will participate in the Executive Level of the Management Bonus Program beginning in 1997. Your bonus plan will be consistent with the overall company program and based upon EVA (economic value added) performance. A minimum bonus of $100,000 for 1997 will be guaranteed based on a start date of not later than August 1, 1997.

STOCK OPTIONS

Sofamor Danek Group, Inc., is granting you options on 130,000 shares of Sofamor Danek Group, Inc., common stock at the closing price on May 12. These options will be non-qualified options.


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The stock will vest one-fifth each year over five years beginning on the first anniversary date of the grant. The vesting is contingent upon your continued employment with Sofamor Danek Group, Inc. Details of the option grant will be contained in your Employment Agreement. All other terms of the options are contained in the Company's Long Term Incentive Plan.

As a full-time employee and Chief Financial Officer of Sofamor Danek Group, Inc., you will receive the following benefits-

1. Medical insurance coverage will be effective the first of the month following your hire date. Pre-existing medical conditions will be covered by this medical insurance.

2. Life insurance coverage equal to two times your annual salary, subject to a 90-day probationary period.

3.     Short-term and long-term disability.

4. Eligibility for 401(k) Tax Deferred Savings Plan after six (6) months of employment.

5. Eligibility for the Sofamor Danek Group, Inc. Employee Stock Purchase plan after six (6) months of employment and per the Plan's enrollment requirements.

6.     At least four weeks vacation per year.

7. Payment or reimbursement for business related club dues or cellular phone charges of $300.00 per month.

8.     Spouse travel of $4,000.00 per year.

9.     Subscription reimbursement of $300.00 per year.

You will be an employee at will; either you or Sofamor Danek Group, Inc., may terminate your employment at any time for any reason subject to the conditions of your Employment Agreement. Sofamor Danek Group, Inc., reserves the right to modify or eliminate any benefits, policies, plans or programs at any time for any reason with or without notice unless otherwise specified in your Employment Agreement.



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Sofamor Danek Group, Inc.'s Board of Directors, Ron Pickard, Bob Compton and I
are enthusiastic about having you as a senior executive of the Company. Please signify your acceptance of our offer by signing below and returning one original of this letter to me at your earliest convenience.

Sincerely,

/s/ Jim Gallogly

Jim Gallogly
President, Chief Operating Officer



ACCEPTED BY:



/s/ George Griffin III                                  May 16, 1997
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George Griffin                                          Date